Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Echelon Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, 333-149783, and 333-168601) and Form S-3 (No. 333-166589) of Echelon Corporation of our report dated March 14, 2012, with respect to the consolidated balance sheets of Echelon Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Echelon Corporation.

Our report on the consolidated financial statements refers to changes in the accounting for multiple element revenue transactions in the year ended December 31, 2010, resulting from the adoption of new accounting pronouncements.

/s/ KPMG LLP

Santa Clara, California
March 14, 2012